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Exhibit 2.d.9

GLADSTONE INVESTMENT CORPORATION

TRANSFERABLE RIGHTS OFFERING

NOTICE TO BENEFICIAL STOCKHOLDERS

5,520,033 Shares of Common stock

March 31, 2008

        This letter is being distributed to the clients of brokers, banks and other nominees in connection with the rights offering by Gladstone Investment Corporation (the "Company") of its common stock, par value $0.001 per share, pursuant to transferable subscription rights, which we refer to as the "Rights," distributed to all holders of record of the Company's common stock at the close of business on March 31, 2008, the "Record Date." The Rights and common stock are described in the Company's prospectus dated January 14, 2008, as supplemented by the prospectus supplements dated March 24, 2008 and March 31, 2008, which we refer to collectively as the "Prospectus." Unless defined herein, all capitalized terms have the meanings given in the Prospectus.

        The Company is offering an aggregate of 5,520,033 shares of its common stock, as described in the Prospectus. The Rights are transferable and will be listed for trading on the NASDAQ Global Select Market under the symbol "GAINR" during the course of the Rights offering.

        The Rights will expire, if not exercised, at 5:00 p.m., New York time, on April 21, 2008, the Expiration Date, unless extended by the Company to a date not later than May 5, 2008. No fractional Rights will be issued, and no fractional shares of common stock will be issued pursuant to the exercise of the Rights.

        As described in the accompanying Prospectus, you will receive one Right for every three shares of the Company's common stock recorded on the books of the transfer agent as of the Record Date. For every Right held, you will be able to subscribe for one share of common stock. This is your Basic Subscription Right. The Subscription Price per share will be ninety three percent (93%) of the volume-weighted average of the sales prices of our common stock on the NASDAQ Global Select Market for the five (5) consecutive trading days ending on the Expiration Date. The Rights will be evidenced by Subscription Certificates.

        The Estimated Subscription Price is $9.02 per share. Because the Subscription Price will be determined on the Expiration Date, Rights holders who decide to acquire shares pursuant to their Basic Subscription Rights or pursuant to the Over-Subscription Privilege will not know the actual Subscription Price when they make that decision. If the actual Subscription Price is lower, excess payments will be refunded (without interest), and if the actual Subscription Price is higher, Rights holders exercising their rights will be required to make an additional payment.

        In addition, pursuant to the Over-Subscription Privilege, if all of the Rights initially issued are not exercised by Record Date Stockholders and Rights Purchasers pursuant to the Basic Subscription Rights as of the Expiration Date, any unsubscribed Shares will be offered to other Record Date Stockholders who have exercised all or a portion of their Rights as well as to Rights Purchasers who wish to acquire additional Shares—subject to availability, allocation preferences, and proration. See "The Rights Offering—Over-Subscription Privilege" in the prospectus supplement dated March 31, 2008. The Company is requiring that you deliver the Estimated Subscription Price in connection with the exercise of your Over-Subscription Privilege.

        Enclosed are copies of the following documents:

    1.
    The Prospectus;

    2.
    Instructions as to Use of Subscription Certificates; and

    3.
    A Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

        Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise the Rights.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights offering. The Rights offering will expire at 5:00 p.m., New York time, on the Expiration Date. Once you have exercised your Basic Subscription Rights or the Over-Subscription Privilege, such exercise may not be revoked.

        If you wish to have us, on your behalf, exercise the Rights for any shares of common stock to which you are entitled, please so instruct us by completing, executing and returning to us the election form included with this letter.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, BY CALLING TOLL-FREE THE FOLLOWING TELEPHONE NUMBER: (866) 828-4303.

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  Exhibit 2.d.9
GLADSTONE INVESTMENT CORPORATION TRANSFERABLE RIGHTS OFFERING NOTICE TO BENEFICIAL STOCKHOLDERS 5,520,033 Shares of Common stock March 31, 2008